Exhibit (a.20)

FRONTEGRA FUNDS, INC.

Articles of Amendment

Frontegra Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  All of the issued and unissued shares of Common Stock of the Corporation currently designated as shares of the Frontegra Columbus Core Fund are hereby redesignated as Institutional Class shares of Common Stock of the Frontegra Columbus Core Fund.

SECOND:  The foregoing amendment to the Corporation’s Articles of Incorporation (the “Amendment”) was approved by a majority of the entire Board of Directors of the Corporation on November 17, 2009.

THIRD:  The Amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Frontegra Funds, Inc. has caused these Articles of Amendment to be signed as of the 15th day of December, 2009 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under penalties of perjury.

Witness:	Frontegra Funds, Inc.
/s/ Elyce D. Dilworth	/s/ William D. Forsyth III
Elyce D. Dilworth Assistant Secretary	William D. Forsyth III President